Exhibit 2.6

Execution Version

CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NEWSMAX, INC.

Pursuant to Section 607.0602 of the
Florida Business Corporation Act

NEWSMAX, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Florida, the Board of Directors on April 15, 2024 adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for three classes of shares known as Class A common stock, $0.001 par value per share (the “Class A Common Stock”), Class B non-voting common stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and preferred stock, including the series of shares designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Stock”), the series of shares designated Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Stock”), the series of shares designated Series A-2 Convertible Preferred Stock, par value $0.001 per share (“Series A-2 Stock”) and the series of shares designated Series A-3 Convertible Preferred Stock (“Series A-3 Stock”); and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series B Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:

Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series B Convertible Preferred Stock,” par value $0.001 per share (the “Series B Stock”).

Section 2. Number of Shares. The authorized number of shares of Series B Stock is 60,000.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions. As used herein with respect to the Series B Stock:

“Additional Shares of Common Stock” shall mean shares of Common Stock issued by the Corporation after the Original Issue Date, other than (x) the following shares of Common Stock listed in clauses (1) through (9) below, and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options or Convertible Securities issued as a dividend, conversion or distribution in respect of the Series A Stock, Series A-1 Stock, Series A-2 Stock and Series A-3 Stock;

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up, subdivision or other distribution on shares of Common Stock, or in connection with a IPO or Reverse Merger Transaction;

(3) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Corporation;

(4) shares of Common Stock or Convertible Securities issued upon the exercise of options or shares of Common Stock issued upon conversion or exchange of Convertible Securities;

(5) shares of Common Stock, Options or Convertible Securities issued in connection with a debt financing transaction or to equipment lessors or other financial institutions, or to real property lessors pursuant to transactions;

(6) shares of Common Stock, Options or Convertible Securities issued to third party suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions;

(7) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization;

(8) shares of Common Stock, Options or Convertible Securities issued that in aggregate do not exceed two percent (2%) of the outstanding capital stock of the Company; or

(9) shares of Common Stock, Options or Convertible Securities issued in connection with any transaction in which the holders of a majority of the outstanding Series B Stock waive their anti-dilution rights.

“Board of Directors” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than a day on which commercial banks in the State of New York or Florida are required to be closed for business.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series B Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Conversion Price” shall mean $50,740.47; provided, that the Conversion Price for purposes of converting the Series B Stock upon (i) an IPO shall equal 75% of the price per share or deemed price per share sold to the public in such IPO or (ii) the consummation of a Qualified Financing shall be 75% of the price per share sold by the Company in such Qualified Financing.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Extraordinary Transaction” shall have the meaning ascribed to it in Section 6(h).

“IPO” shall mean the initial public offering of capital stock of the Corporation or any successor thereof, including without limitation, a public offering of securities pursuant to Regulation A promulgated under Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the filing with the Securities and Exchange Commission of a registration statement on a Form 8-A, or a public offering of securities pursuant to the filing of a Form S-1 .

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock (including the Series A, Series A-1 Stock, Series A-2 Stock and Series A-3 Stock) that ranks junior to the Series B Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Liquidation Preference” shall initially mean $5,000 per share of Series B Preferred Stock.

“Liquidity Event” shall have the meaning ascribed to it in Section 5(a).

“Offering” means the offering of Series B Stock commenced by the Corporation on or about the date of the filing of this Certificate of Designation pursuant to which the Corporation endeavored to raise up to $150,000,000 in total proceeds plus $75,000,000 for overallotment issuance.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities.

“Original Issue Date” shall mean the date on which the Corporation determines that the financing round in which the Series B Stock were issued pursuant to the Company’s offering under Rule 506(c) has been closed and concluded.

“Per Share Price” shall mean $5,000.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Stock” shall mean the Series A Stock, the Series A-1 Stock, the Series A-2 Stock, the Series A-3 Stock and the Series B Stock.

“Purchase Agreement” shall mean that certain Purchase Agreement, by and among the Corporation and certain purchasers (to be entered into in connection with the filing of this Certificate of Designation on or about the date of this Certificate of Designation), as amended, restated or otherwise modified from time to time.

“Qualified Financing” means a round of equity financing consummated by the Corporation after the Offering in which the Corporation receives aggregate gross proceeds equal to $50,000,000 or more.

“Qualified Sale” means any Liquidity Event in which the Corporation elects to require the mandatory conversion of the Series B Stock; provided that such conversion will not be used to lower the amount of consideration such holder would have been entitled to receive in such Liquidity Event if a conversion of the Series B Stock was not mandated by the Corporation in connection with such Liquidity Event.

“Reverse Merger Transaction” means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Corporation with a public company (“Shell”) or special purpose acquisition company (“SPAC”) or its direct or indirect subsidiary, parent company or successor entity, pursuant to which the shares of capital stock or share capital of such Shell, SPAC or its direct or indirect subsidiary, parent company or successor entity are listed for trading on the Nasdaq Stock Market’s National Market, Global Market or Global Select Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors.

“Sale of the Corporation” shall mean (i) the sale of the Corporation and its subsidiaries, (whether structured as a sale of assets, merger, consolidation, lease, exclusive license, transfer or other disposition) including in one or more series of related transactions, to an independent third party or group of independent third parties pursuant to which such party or parties acquire (A) capital stock of the Corporation constituting a majority of the Corporation’s voting securities or (B) all or substantially all of the assets of the Corporation and its subsidiaries determined on a consolidated basis, or (ii) a Reverse Merger Transaction.

“Series A Certificate of Designation” shall mean that certain Certificate of Designation of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or about the date of this Certificate of Designation (as amended, restated or otherwise modified from time to time).

“Series A Stock” shall have the meaning set forth in the recitals hereto.

“Series A-1 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or about the date of this Certificate of Designation (as amended, restated or otherwise modified from time to time).

“Series A-1 Stock” shall have the meaning set forth in the recitals hereto.

“Series A-2 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-2 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or about the date of this Certificate of Designation (as amended, restated or otherwise modified from time to time).

“Series A-2 Stock” shall have the meaning set forth in the recitals hereto.

“Series A-3 Certificate of Designation” shall mean that certain Certificate of Designation of Series A-3 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on or about the date of this Certificate of Designation (as amended, restated or otherwise modified from time to time).

“Series A-3 Stock” shall have the meaning set forth in the recitals hereto.

“Series B Stock” shall have the meaning set forth in Section 1.

(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience of reference only.

Section 4. Dividends.

(a) Dividend Rate on Series B Stock. Other than as set forth in Section 4(b), dividends shall accrue on the Series B Stock at an annual dividend rate per share of seven percent (7%) of the Per Share Price. Dividends will accrue annually, whether or not declared, and, except as set forth below in Section 5(a), Section 6(b)(1) and Section 6(c)(1), be payable (entirely or partially) in cash only when, as, and if declared by the Board of Directors. For the avoidance of doubt, in the event that a Liquidity Event, conversion or sale occurs prior to the end of a year, no portion of dividends shall be paid with respect to such partial year.

(b) Participation with Dividends on Common Stock. Dividends on the Series B Stock will have preference over dividends payable in respect of the Junior Stock. No cash or other dividend or distribution may be declared or paid on the Junior Stock (other than a dividend or distribution solely in shares of Common Stock or other Junior Stock and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series B Stock in an amount equal to the sum of (i) the amount of accrued but unpaid dividends on a share of Series B Stock, and (ii) the assets (whether cash or property) that a holder of a share of Series B Stock would have received had such share been converted into the number of shares of Class B Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution. Payment of a dividend to the holders of Series B Stock under this Section 4(b) shall reduce (dollar for dollar but not below zero) any accrued but unpaid dividends thereon determined under Section 4(a).

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidity Event. Upon any Sale of the Corporation, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidity Event”), the holders of the shares of Series B Stock shall be entitled, before any distribution or payment is made upon any Junior Stock, to be paid an amount equal to the greater of (i) the Liquidation Preference plus any accrued but unpaid dividends determined pursuant to Section 4 and (ii) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as determined pursuant to Section 5(d)) to be distributed in respect of the Class B Common Stock such holder would have been entitled to receive had it converted such Series B Stock immediately prior to the date fixed for the Liquidity Event. If, upon the Liquidity Event, the assets of the Corporation to be distributed among the holders of Series B Stock shall be insufficient to permit payment in full to such holders the full preferential amount to which they are entitled, then the entire assets of the Corporation shall be distributed in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section 5(a). Notwithstanding any of the foregoing provisions of this Section 5(a), if the consideration payable to the stockholders of the Corporation in respect to the applicable Liquidity Event (which, for the avoidance of doubt, shall include any stock-for-stock transaction) consists of non-cash consideration, the holders of the shares of Series B Stock (or, if converted, the holders of the Class B Common Stock issued upon such conversion) shall be entitled to receive stock consideration in lieu of cash consideration.

(b) Remaining Assets. Upon a Liquidity Event, after the holders of the Series B Stock shall have been paid in full their full preferential amount to which they are entitled, the remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Junior Stock then outstanding, pursuant to the terms of the Certificate of Incorporation, the Series A Certificate of Designation, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation and the Series A-3 Certificate of Designation.

(c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series B Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series B Stock.

(d) Valuation of Consideration. In the event of a Liquidity Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as set forth in the definitive agreements governing such Liquidity Event; or, if the market value is not specified in the definitive agreements governing such Liquidity Event, as determined in good faith by the Board of Directors. For the avoidance of doubt, in the event of a Liquidity Event, if the consideration received by the Corporation includes both cash and equity, the holders of the Series B Stock shall not be entitled to receive cash proceeds in lieu of equity proceeds.

Section 6. Conversion. The rights of the holders of shares of the Series B Stock and of the Corporation to convert such shares into shares of Class B Common Stock, and the terms and conditions of such conversion, shall be as follows:

(a) Right to Convert.

(1) Each share of Series B Stock shall be convertible (A) at the option of the holder thereof at any time after the Original Issue Date, or (B) automatically upon (w) an IPO, (x) the election by written consent of the holders of at least a majority of the outstanding shares of Series B Stock, (y) the closing of a Qualified Financing, or (z) the closing of a Qualified Sale, in each case, into that number of fully paid and nonassessable shares of Class B Common Stock determined in accordance with the provisions of Section 6(b) or Section 6(c), as applicable. In connection with the conversion of shares of the Series B Stock into shares of Class B Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and, in the case of a conversion at the election of the holder, deliver a written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the Class B Common Stock to be issued and recorded in the books of the Corporation by the transfer agent of the Corporation, and the number of shares of Series B Stock being converted (a “Conversion Notice”).

(2) The Corporation shall, as soon as practicable after receipt of a Conversion Notice and the surrender of the certificate or certificates evidencing shares of Series B Stock for conversion at the office of the Corporation, issue to each holder of such shares, and direct the transfer agent of the Corporation to issue and record such issuance in the books of the Corporation. Such conversion shall be deemed to have been made immediately prior to the Close of Business on the date of such surrender of the shares of Series B Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Class B Common Stock.

(b) Optional Conversion of Series B Stock by Holder.

(1) Each share of Series B Stock (including, for the avoidance of doubt, fractional shares of Series B Stock) shall be convertible at any time after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Class B Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series B Stock being converted plus any accrued but unpaid dividends determined pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) If a conversion of Series B Stock is to be made in connection with an Extraordinary Transaction, Liquidity Event or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series B Stock shall be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such Extraordinary Transaction, Liquidity Event or similar transaction has been consummated. Any shares of Series B Stock not so converted shall be returned to the holder as Series B Stock.

(c) Mandatory Conversion of Series B Stock.

(1) Automatically upon the earlier of (A) an IPO, (B) the election by written consent of the holders of at least a majority of the outstanding shares of Series B Stock, (C) the closing of a Qualified Financing, or (D) the closing of a Qualified Sale, all of the then outstanding shares of Series B Stock shall convert into the number of fully paid and nonassessable shares of Class B Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series B Stock being converted plus any accrued but unpaid dividends determined pursuant to Section 4 divided by (y) the Conversion Price as of the time of the conversion.

(2) If a conversion of Series B Stock is to be made in connection with a transaction specified in this clause (c), the conversion of any shares of Series B Stock may be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. Any shares of Series B Stock not so converted shall be returned to the holder as Series B Stock.

(d) Conversion Price. The Conversion Price (other than the conversion prices referenced in the proviso of the Conversion Price definition) shall be subject to adjustment from time to time as provided in this Section 6.

(e) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price (other than the conversion prices referenced in the proviso of the Conversion Price definition) shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(f) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the Conversion Price (other than the conversion prices referenced in the proviso of the Conversion Price definition) in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price (other than the conversion prices referenced in the proviso of the Conversion Price definition) in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 6(g) shall become effective at the Close of Business on the date the subdivision or combination referred to herein becomes effective.

(g) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the capital stock (other than a change in par value), share exchange, restructuring or the consolidation or merger of the Corporation with or into another Person in which the Series B Stock remains outstanding (but, for the avoidance of doubt, not including a Reverse Merger Transaction or any reorganization or reclassification in connection therewith) (collectively referred to hereinafter as “Extraordinary Transactions”), the holders of the Series B Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to an Extraordinary Transaction, upon conversion of the Series B Stock, the kind and number of shares of Class B Common Stock or other securities or property (including cash) of the Corporation, or some other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Class B Common Stock which the Series B Stock entitled the holder thereof to convert to immediately prior to such Extraordinary Transaction would have been entitled to receive with respect to such Extraordinary Transaction; in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series B Stock. The provisions of this Section 6(h) shall similarly apply to successive Extraordinary Transactions.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price (other than the conversion prices referenced in the proviso of the Conversion Price definition) or the number of shares of Class B Common Stock or other securities issuable upon conversion of Series B Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with this Certificate of Designation and prepare a certificate showing such adjustment or readjustment, and shall, upon receiving a written request from a registered holder of the Series B Stock, send such certificate by electronic communication to each registered holder of the Series B Stock at the holder’s e-mail address as shown on the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect for the Series B Stock, and (ii) the number of additional shares of Class B Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Stock. Notwithstanding anything to the contrary set forth above in this Section 6(i), no certificate setting forth the adjustment or readjustment of the Conversion Price shall be prepared and sent if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and a certificate shall be prepared and sent (upon request) with respect to such adjustment at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of shares of Class B Common Stock or other securities of the Corporation, if applicable, as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series B Stock, and if at any time the number of authorized but unissued shares of Class B Common Stock or other securities of the Corporation, if applicable, shall not be sufficient to effect the conversion of all then outstanding shares of Series B Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock or such other securities to such number of shares as shall be sufficient for such purpose.

(j) Payment of Transfer Taxes. The Corporation shall pay all stock transfer, documentary, and stamp taxes and (which, for the absence of doubt, shall not include any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Class B Common Stock or other securities or property upon conversion of shares of Series B Stock; provided that the Corporation shall not pay any taxes or other governmental charges imposed in connection with any transfer involved in the issue and delivery of shares of Class B Common Stock or other securities in a name other than that in which the shares of Series B Stock so converted were registered.

Section 7. No Voting Rights. The Series B Stock shall have no voting rights.

Section 8. Waiver of Rights. Except as otherwise set forth in this Certificate of Designation, any of the rights, powers, preferences and other terms of the Series B Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of Series B Stock and with respect to all shares of Series B Stock by the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Stock, voting together as a single class on an as-converted basis.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series B Stock shall be sufficiently given if given in writing and delivered by electronic communication in compliance with the General Corporation Law of the State of Delaware, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.

Section 11. Tax Withholding. The Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series B Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other applicable tax law, with the making of such payment. The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld. Notwithstanding the foregoing, the Corporation acknowledges that it will not be required to deduct and withhold, and shall not deduct and withhold, any amount from any payment to the extent that, prior to making such payment, the Corporation has received appropriate documentation from the holder of the Series B Stock establishing an exemption from such withholding tax in the manner required by applicable tax law.

Section 12. Other Rights. The shares of Series B Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Certificate of Incorporation, the Purchase Agreement, or as provided by applicable law and regulation.

*   *   *   *   *

IN WITNESS WHEREOF, the Corporation has caused this Series B Convertible Preferred Stock Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 26 day of April, 2024.

NEWSMAX, INC.

By:	/s/ Christopher Ruddy
	Name:	Christopher Ruddy
	Title:	Chief Executive Officer